Exhibit 3.35

SECOND AMENDMENT

TO THE

SECOND AMENDED AND RESTATED TRUST AGREEMENT

This SECOND AMENDMENT (the “Second Amendment”) to the Second Amended and Restated Trust Agreement, dated as of September 29, 1995, among the Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity, but solely as trustee thereunder (“Owner Trustee”), and 747, Inc., an Oregon corporation (“747”), King, Christian Inc., a Nevada corporation (“King Christian”), and Delford M. Smith, as beneficiaries, is made as of January 14, 2004, among Owner Trustee, Evergreen International Aviation, Inc., an Oregon corporation (“Aviation”) and Delford M. Smith.

W I T N E S S E T H:

WHEREAS, a trust (the “1986 Trust”) was created pursuant to the Trust Agreement, dated as of February 25, 1986, as amended and restated pursuant to the Amended and Restated Trust Agreement, dated as of August 31, 1987, as amended on August 31, 1988, and as amended and restated pursuant to the Second Amended and Restated Trust Agreement, dated as of September 29, 1995, as amended on May 8, 2003, among Aviation (an assignee of Evergreen Holdings, Inc.), as successor to 747 and King Christian, and Delford M. Smith, as beneficiaries, and Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee (as amended and restated, the “Existing Trust Agreement”);

WHEREAS, Aviation issued and sold an aggregate principal amount of $215,000,000 of its 12% senior second secured notes (the “Notes”), pursuant to an indenture, dated as of May 16, 2003 (the “Indenture”), among Aviation, Holdings and the subsidiary guarantors listed on the signature page thereof (the “Subsidiary Guarantors”), and Bank One, National Association, as trustee;

WHEREAS, pursuant to the Indenture, each of the Subsidiary Guarantors, including the 1986 Trust, jointly and severally guaranteed (the “Notes Guarantee”) Aviation’s obligations arising under the Indenture and the Notes;

WHEREAS, in connection with the offering of the Notes, Aviation, Holdings and the Subsidiary Guarantors (except for Wells Fargo Bank Northwest, National Association, in its capacity as owner trustee of the Evergreen Aircraft Trust and Boomer Air, Inc.) also executed and delivered to Morgan Stanley & Co. Incorporated, Merrill, Lynch, Pierce, Fenner & Smith, Incorporated and PNC Capital Markets, Inc., the registration rights agreement, dated as of May 16, 2003 (the “Registration Rights Agreement”);

WHEREAS, in connection with the Registration Rights Agreement, the 1986 Trust may be required to prepare, execute and file or cause to be prepared, executed and filed registration statements, periodic reports, certifications, schedules, statements, consents, documents, other reports and information required pursuant to the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended (collectively, the “SEC Filings”).

WHEREAS, the 1986 Trust has no designated officers or directors;

WHEREAS, Owner Trustee, Aviation and Delford M. Smith desire to amend the terms of the Existing Trust Agreement to authorize (i) the Beneficiaries to designate a principal executive officer of the 1986 Trust and a principal financial officer of the 1986 Trust, and (ii) such officers to prepare, execute and file the SEC Filings on behalf of the 1986 Trust; and

WHEREAS, pursuant to a Consent, dated as of the date hereof, FINOVA Capital Corporation, has consented to this Second Amendment and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree to amend the Existing Trust Agreement as follows:

Section 1. Amendment of Article III of the Existing Trust Agreement. The parties hereto agree that Article III of the Existing Trust Agreement is hereby amended by the addition of the following immediately after Section 3.4 thereof:

“Section 3.5 Designation of Officers.

(a) The Beneficiaries shall have the right to designate in writing to the Owner Trustee from time to time an individual to act as the principal executive officer of the 1986 Trust with responsibility for the general supervision of the business of the 1986 Trust, subject to this Agreement (the “CEO”), whose responsibilities shall include: (i) the execution of all bonds, mortgages, contracts and other instruments of the 1986 Trust, and (ii) the preparation, execution and filing of SEC Filings on behalf of the 1986 Trust, including certifications required to be made by the principal executive officer or chief executive officer in connection with SEC Filings, in each case, except where required or permitted by law or this Agreement to be otherwise signed and executed. Initially, the CEO shall be John A. Irwin.

(b) The Beneficiaries shall have the right to designate in writing to the Owner Trustee from time to time an individual to act as the principal financial officer of the 1986 Trust with responsibility for the accounting and financial reporting of the 1986 Trust, subject to this Agreement (the “CFO”), whose responsibilities shall include the preparation, execution and filing of SEC Filings on behalf of the 1986 Trust, including certifications required to be made by the principal financial officer or chief financial officer in connection with SEC Filings, except where required or permitted by law or this Agreement to be otherwise signed and executed. Initially, the CFO shall be Lawrence J. Bolton.

Section 2. Entire Agreement. This Second Amendment and the other documents attached hereto or incorporated by reference herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other understandings, oral and written, with respect to the subject matter hereof.

Section 3. Applicable Law. THIS SECOND AMENDMENT SHALL BE DEEMED TO HAVE BEEN NEGOTIATED AND MADE IN, AND SHALL BE GOVERNED AND INTERPRETED UNDER THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE BY RESIDENTS THEREOF TO BE ENTIRELY PERFORMED THEREIN.

Section 4. Counterparts. This Second Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Second Amendment by signing any such counterpart.

Section 5. Effect of Second Amendment. Except as specifically set forth herein, all other provisions of the Existing Trust Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to the Existing Trust Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Owner Trustee

By:	/s/ DAVID A. VANASKEY JR.

Name: David A. Vanaskey Jr.
Title: Vice President

EVERGREEN INTERNATIONAL AVIATION, INC.

By:	/s/ JOHN A. IRWIN

Name: John A. Irwin
Title: Treasurer

DELFORD M. SMITH

By:	/s/ DELFORD M. SMITH

CONSENTED TO:

FINOVA CAPITAL CORPORATION

By:	/s/ JAMES WIFLER

Name: James Wifler
Title: Vice President

EVERGREEN INTERNATIONAL AIRLINES, INC.

By:	/s/ JOHN A. IRWIN

Name: John A. Irwin
Title: Treasurer